EXHIBIT 23.3




                          INDEPENDENT AUDITORS' CONSENT


To The Board of Directors
Intelect Communications Systems Limited:

We consent to the incorporation by reference in the registration statement relating to the offering for sale of 2,652,170 common shares on Form S-3 of Intelect Communications Systems Limited of our report dated May 22, 1996 relating to the balance sheets of MOSAIC Information Technologies, Inc. (a development stage corporation) as of December 31, 1993, 1994 and 1995, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 1993, 1994 and 1995 and for the period from January 24, 1992 (date of inception) through December 31, 1995, which report appears in the June 3, 1996 Form 8-K/A of Intelect Communications Systems Limited. Our report dated May 22, 1996, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency and net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                KPMG Peat Marwick LLP

                            /s/ KPMG Peat Marwick LLP



New York, New York
August 21, 1996